Contact:

Jon W. Clark
Chief Financial Officer
(212) 297-1000
-Or-
Julia M. Rivera
Investor Relations
(212) 297-1000

Gramercy Capital Corp. to Hold a Special Meeting of Series A Preferred Stockholders to Elect a New Director

NEW YORK, N.Y. – November 16, 2011 – Gramercy Capital Corp. (NYSE: GKK) today announced  that it has called a special meeting (the "Special Meeting") of the holders of its 8.125% Series A cumulative redeemable preferred stock (the "Series A preferred stock") on January 17, 2012 at 9:30 a.m., local time, at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York.  At the Special Meeting, the Series A preferred stockholders will be asked to elect, as permitted by Article FIRST, Section 10 of the Company’s Articles Supplementary, an additional director to the Company’s board of directors in accordance with the provisions of the Company's bylaws and other procedures established by the Company's board of directors relating to election of directors.  Nominations may only be made by holders of record of the Series A preferred stock in accordance with the Company's bylaws.  No such nominations have been received by the Company as of the date hereof.  Holders of record of the Series A preferred stock as of the close of business on November 11, 2011 will be entitled to notice of and to vote at the Special Meeting.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property management and investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division focuses on the management of commercial properties leased primarily to financial institutions and affiliated users throughout the United States.  The Company is headquartered in New York City and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina, and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

(GKK-EN)

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations.  Actual results could vary from those presented herein.  The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  For further information, please refer to the Company's filings with the SEC.

Additional Information and Where to Find It

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities.  The Company intends to file with the SEC an information statement in connection with the Special Meeting.  Series A preferred stockholders are urged to read the information statement and the other relevant materials when they become available because they will contain important information about the Company and the Special Meeting.  The information statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.  In addition, Series A preferred stockholders may obtain free copies of the documents filed with the SEC by the Company by contacting the Company's Investor Relations at www.gkk.com or via telephone at 212-297-1000.